Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2009

FOREST CITY, IOWA, June 18, 2009 – Winnebago Industries, Inc. (NYSE:WGO) today reported financial results for the Company’s third quarter and first nine months of fiscal year 2009 ended May 30, 2009.

Revenues for the quarter were $50.8 million versus revenues of $139.7 million for the third quarter last fiscal year. The Company reported an operating loss of $14.8 million for the quarter versus an operating loss of $6.9 million for the third quarter of fiscal 2008. Net loss for the third quarter was $8.6 million versus net income of $3.0 million for the third quarter of fiscal 2008. On a diluted per share basis, the Company had a net loss of 29 cents a share for the third quarter of fiscal 2009 versus net income of 10 cents per share for the third quarter last fiscal year.

The third quarter was negatively impacted by lower motor home deliveries, low absorption of fixed costs and higher production inefficiencies due to lower production volumes, significant increases of wholesale and retail promotions due to challenging market conditions, and a higher mix of lower priced Class C and B motor home deliveries. There was a positive benefit to cost of goods sold, however, from the liquidation of last-in, first-out (LIFO) inventory values due to a significant reduction of inventory levels. This has the effect of decreasing the net loss by $2.1 million, or seven cents per diluted share.

Revenues for the first 39 weeks of fiscal 2009 were $152.1 million versus $519.1 million for the first 40 weeks of fiscal 2008. Operating loss was $50.3 million for the first 39 weeks of fiscal 2009 versus an operating income of $9.1 million for the first 40 weeks of fiscal 2008. Net loss for the first 39 weeks of fiscal 2009 was $28.5 million versus net income of $15.5 million for the first 40 weeks of fiscal 2008. On a diluted per share basis, the Company had a net loss of 98 cents a share for the first 39 weeks of fiscal 2009 versus net income of 53 cents a share for the first 40 weeks of fiscal 2008.

“We are pleased by our successful efforts to reduce inventory during the quarter,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “While market conditions remain very challenging, we were able to generate $14.7 million of cash from operations during our third quarter as a result of aggressive management of our working capital. On a fiscal year to date basis through the third quarter, cash generated from operations has increased over 19 percent compared to last year.”

According to Statistical Surveys, the retail reporting service for the RV industry, Winnebago Industries gained market share in the combined Class A and C market with 18.4 percent calendar year to date through April 2009 as compared to 17.3% for the same period last year. Industry-wide, combined Class A and C motor home retail sales have declined approximately 46 percent calendar year to date through April. The Recreation Vehicle Industry Association has reported wholesale motor home shipments industry-wide to have decreased by approximately 78 percent calendar year to date through April.

“While industry motor home shipments as reported were down 76.6 percent during the first two months of our third fiscal quarter, we were pleased that our shipments showed a less significant decline, at 61.9 percent for the quarter,” Olson continued. “We have seen modest improvement industry-wide during calendar 2009 in both retail sales and wholesale shipments, unfortunately, the improvement has not been of the magnitude that would imply a full recovery within the near term. As a result, we are continuing to reduce our cost structure as reflected by the recent announcement of the upcoming closure of our fiberglass manufacturing facility in Hampton, Iowa.”

“Credit remains the biggest hurdle the industry faces,” said Olson. “Floor plan lending institutions continue to emphasize reducing inventories and increasing turn rates for dealerships across the country. Dealer inventory of Winnebago Industries’ products has been reduced by nearly 50 percent since a year ago and by approximately 20 percent since the end of our last fiscal quarter. While our sales order backlog is over 60 percent less than last year at this time, we are pleased that it has increased 14 percent since the end of our last fiscal quarter. We continue to believe we are in a strong financial position with sufficient cash, no long-term debt and with the benefit of a respected brand name known for its quality products.”

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, June 18, 2009. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is the nation’s top-selling manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, availability and price of fuel, a further slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	May 30, 2009		May 31, 2008
		%		%
Net revenues	$50,848	100.0	$139,736	100.0
Cost of goods sold	59,133	116.3	137,112	98.1
Gross (deficit) profit	(8,285)	(16.3)	2,624	1.9
Operating expenses
Selling	3,083	6.1	5,085	3.6
General and administrative	3,414	6.7	4,442	3.2
Total operating expenses	6,497	12.8	9,527	6.8
Operating loss	(14,782)	(29.1)	(6,903)	(4.9)
Financial income	209	0.4	1,053	0.7
Loss before income taxes	(14,573)	(28.7)	(5,850)	(4.2)
Benefit for taxes	(6,020)	(11.9)	(8,850)	(6.3)
Net (loss) income	$(8,553)	(16.8)	$3,000	2.1
(Loss) income per common share:
Basic	$(0.29)		$0.10
Diluted	$(0.29)		$0.10
Weighted average common shares outstanding
Basic	29,045		29,013
Diluted	29,056		29,048

	39 Weeks Ended May 30, 2009		40 weeks Ended May 31, 2008
		%		%
Net revenues	$152,054	100.0	$519,081	100.0
Cost of goods sold	181,025	119.1	478,648	92.2
Gross (deficit) profit	(28,971)	(19.1)	40,433	7.8
Operating expenses
Selling	9,564	6.3	14,948	2.9
General and administrative	11,748	7.7	16,350	3.1
Total operating expenses	21,312	14.0	31,298	6.0
Operating (loss) income	(50,283)	(33.1)	9,135	1.8
Financial income	1,366	0.9	3,529	0.6
(Loss) income before income taxes	(48,917)	(32.2)	12,664	2.4
Benefit for taxes	(20,387)	(13.4)	(2,815)	(0.6)
Net (loss) income	$(28,530)	(18.8)	$15,479	3.0
(Loss) income per common share:
Basic	$(0.98)		$0.53
Diluted	$(0.98)		$0.53
Weighted average common shares outstanding
Basic	29,036		29,116
Diluted	29,046		29,183

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	May 30, 2009	Aug. 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$41,308	$17,851
Short-term investments	400	3,100
Receivables, net	7,890	9,426
Inventories	53,230	110,596
Income taxes receivable	19,127	6,618
Prepaid and other	12,407	15,290
Total current assets	134,362	162,881

Property and equipment, net	34,077	40,097
Long-term investments, less impairments	33,120	37,538
Deferred income taxes	28,660	26,862
Investment in life insurance	22,476	22,123
Other assets	13,156	15,954
Assets held for sale	2,276	—
Total assets	$268,127	$305,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,806	$15,631
Short-term ARS borrowings	9,100	—
Income taxes payable	91	76
Accrued expenses	30,442	38,626
Total current liabilities	49,439	54,333

Long-term liabilities:
Unrecognized tax benefits	9,031	9,469
Postretirement health care and deferred compensation benefits, net of current portion	64,767	67,729
Total long-term liabilities	73,798	77,198

Stockholders’ equity	144,890	173,924
Total liabilities and stockholders’ equity	$268,127	$305,455

Winnebago Industries, Inc.

Unaudited Condensed Statement of Cash Flows

(In thousands)

	39 Weeks Ended May 30, 2009	40 Weeks Ended May 31, 2008
Operating activities:
Net (loss) income	$(28,530)	$15,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,015	7,583
Stock-based compensation	760	3,617
Postretirement benefit income and deferred compensation expense	1,030	1,065
Deferred income taxes	(463)	4,070
Increase in cash surrender value of life insurance policies	(865)	(596)
Other	304	43
Change in assets and liabilities:
Inventories	57,366	(9,752)
Receivables and prepaid assets	2,164	20,812
Income taxes payable and unrecognized tax benefits	(11,929)	(8,871)
Accounts payable and accrued expenses	(11,034)	(21,868)
Postretirement and deferred compensation benefits	(2,344)	(1,123)
Net cash provided by operating activities	12,474	10,459

Investing activities:
Purchases of investments	—	(228,069)
Proceeds from the sale or maturity of investments	8,500	288,119
Purchases of property and equipment	(2,522)	(3,025)
Other	(442)	(619)
Net cash provided by investing activities	5,536	56,406

Financing activities:
Payments for purchase of common stock	(164)	(17,767)
Payments of cash dividends	(3,489)	(10,509)
Borrowings on ARS portfolio	9,100	—
Proceeds from issuance of treasury stock	—	722
Net cash provided by (used in) financing activities	5,447	(27,554)

Net increase in cash and cash equivalents	23,457	39,311

Cash and cash equivalents at beginning of period	17,851	6,889

Cash and cash equivalents at end of period	$41,308	$46,200

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	May 30, 2009	May 31, 2008	Units	%
Motor home unit deliveries
Class A Gas	114	457	(343)	(75.1)
Class A Diesel	62	151	(89)	(58.9)
Total Class A	176	608	(432)	(71.1)
Class B	56	47	9	19.1
Class C	388	972	(584)	(60.1)
Total deliveries	620	1,627	(1,007)	(61.9)

	39 Weeks Ended	40 Weeks Ended	Change
	May 30, 2009	May 31, 2008	Units	%
Motor home unit deliveries
Class A Gas	356	1,844	(1,488)	(80.7)
Class A Diesel	225	801	(576)	(71.9)
Total Class A	581	2,645	(2,064)	(78.0)
Class B	99	48	51	106.3
Class C	911	2,786	(1,875)	(67.3)
Total deliveries	1,591	5,479	(3,888)	(71.0)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	May 30, 2009	May 31, 2008	Units	%
Sales order backlog
Class A Gas	104	280	(176)	(62.9)
Class A Diesel	72	136	(64)	(47.1)
Total Class A	176	416	(240)	(57.7)
Class B	2	216	(214)	(99.1)
Class C	204	515	(311)	(60.4)
Total backlog*	382	1,147	(765)	(66.7)

Total approximate revenue dollars (in thousands)	$33,556	$93,927	$(60,371)	(64.3)

Dealer inventory	2,324	4,341	(2,017)	(46.5)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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